Exhibit 99.2

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

On July 15, 2003 O2Diesel Corporation (O2Diesel), a Washington state corporation, acquired approximately 87% of the outstanding shares of AAE Technologies International Plc, (AAE), a corporation resident in Ireland. For accounting purposes this transaction is being accounted for as a capital transaction followed by a recapitalization of AAE rather than a purchase of AAE by O2Diesel (Transaction). The pro forma combined balance sheet combines O2Diesel’s audited June 30, 2003 balance sheet with AAE’s audited June 30, 2003 consolidated balance sheet. The pro forma statements of operations combine O2Diesel’s audited results with AAE’s audited consolidated results for the year ended December 31, 2002 and the six months ended June 30, 2003.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the Transaction between AAE by O2Diesel occurred as of January 31, 2002 or during the periods presented nor is it necessarily indicative of the future financial position or operating results.

These pro forma financial statements are based on and should be read in conjunction with the audited historical financial statements and the related notes thereto of O2Diesel and AAE included in this amended form 8K.

O2DIESEL CORPORATION
UNAUDITED PROFORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
For the period January 1, 2003 through June 30, 2003
After giving effect to the Acquisition and Recapitalization

	Historical AAE	Historical Dynamic	Pro Forma	Pro Forma	Transaction
	Group	Ventures Inc.	Adjustments	Combined	Reference

Sales	$—	$—	$—	$—
Cost of Sales	—	—	—	—

Gross Profit	—	—	—	—
Operating Expenses
Salaries and Wages	389,472	—	82,557	472,029	E
Selling and marketing expense	185,829	—	—	185,829
Research and Development program expense	(64,170)	—	—	(64,170)
General and administrative expense	849,987	46,357	(75,225)	821,119	F

Total Operating Expenses	1,361,118	46,357	7,332	1,414,807
Financial income (expense)
Interest and Other Expense	(34,282)	(6,157)	40,282	(157)	D
Other Income	184	47	18,331	18,562	D

Loss before income taxes	(1,395,216)	(52,467)	51,282	1,396,401
Federal and state income taxes	(49,650)	—	—	(49,650)

Net loss	$(1,345,566)	$(52,467)	$51,282	$1,346,751

O2DIESEL CORPORATION
UNAUDITED PROFORMA COMBINED CONDENSED BALANCE SHEET
June 30, 2003
After giving effect to the Acquisition and Recapitalization

	Historical AAE	Historical Dynamic	Pro Forma	Pro Forma	Transaction
	Group	Ventures Inc.	Adjustments	Combined	Reference

Current Assets
Cash	$112,622	$30,658	$3,339,462	$3,482,742	A thru F
Accounts Receivable	190,052	—	—	190,052
Prepaid Expenses and Other Current Assets	534,151	181,666	181,666	534,151	A

Total Current Assets	836,825	212,324	3,157,796	4,206,945
Property and Equipment	133,783	—	—	133,783
Less: Accumulated Depreciation	(59,067)	—	—	(59,067)

Net Property and Equipment	74,716	—	—	74,716
Total Assets	$911,541	$212,324	$3,157,796	$4,281,661

Current Liabilities
Accounts Payable	$1,182,116	$189,946	$(233,086)	$1,138,976	A
Accrued Liabilities	320,555	36,100	(18,000)	338,655	C
Other Liabilities	823,574	—	(823,574)	—	C
Note Payable	1,000,000	100,000	(1,100,000)	—	C

Total Liabilities	3,326,245	326,046	(2,174,660)	1,477,631
Stockholders Equity
Common Stock	708,281	1,462	—	709,743
Additional Paid In Capital	1,578,088	84,538	5,603,517	7,266,143	A, B
Donated Capital	—	21,000	(21,000)	—	F
Preferred Stock	—	—	—	—
Accumulated Deficit	(4,701,073)	(220,722)	(250,061)	(5,171,857)	D, E F

Total Stockholders’ Deficit	(2,414,705)	(113,722)	5,332,456	2,804,029

Total Liabilities and Stockholders Deficit	$911,541	$212,324	$3,157,796	$4,281,661

O2DIESEL CORPORATION
UNAUDITED PROFORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
For the period January 1, 2003 through June 30, 2003
After giving effect to the Acquisition and Recapitalization

		Historical
	Historical AAE	Dynamic	Pro Forma	Pro Forma
	Group	Ventures Inc.	Adjustments	Combined

	EPS and NBV Calculations

			Pro Forma

	Pre Transaction	Pre Transaction	Post Transaction

Net Losses	$(1,345,566)	$(52,467)	$(1,346,751)
Stockholders Equity	(2,414,705)	(113,722)	(2,804,029)
Net loss per share	(0.019)	(0.004)	(0.054)
Book value per share	(0.035)	(0.008)	0.112
Weighted Average Shares	69,536,135	14,620,000	24,930,000

O2 DIESEL CORPORATION
UNAUDITED PROFORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
For the year ending December 31, 2002
After giving effect to the Acquisition and Recapitalization

		Historical
	Historical AAE	Dynamic	Pro Forma	Pro Forma	Transaction
	Group	Ventures Inc.	Adjustments	Combined	Reference

Sales	$7,430	$—	$—	$7,430
Cost of Sales	(11,776)			(11,776)

	—	—	—	—
Gross Profit	(4,346)			(4,346)
Operating Expenses
Salaries and Wages	438,299	—	410,019	848,318	E
	—	—	—	—
Selling and marketing expense	293,941	—	—	293,941
	—	—	—	—
Research and Development program expense	222,087	—	—	222,087
General and administrative expense	1,131,656	37,287	(20,300)	1,148,643	F

Total Operating Expenses	2,085,983	37,287	389,719	2,512,989
Financial income (expense)
Interest and other expense	(48,710)	(12,315)	60,709	(316)	D
Miscellaneous income	259,990	471	27,667	288,128	D

Loss before income taxes	(1,879,049)	(49,131)	(301,343)	(2,229,523)
Federal and state income taxes	567	—	—	567

Net loss	$(1,879,616)	$(49,131)	$(301,343)	$(2,230,090)

Notes to Unaudited Pro Forma Combined Condensed Financial Statements

1. Basis of Presentation

The unaudited pro forma financial statements of O2Diesel have been prepared based on the audited results of O2Diesel and AAE for the year ended December 31, 2002 and the six months ended June 30, 2003, considering the effects of the Transaction being accounted for as a capital transaction followed by a recapitalization. The pro forma balance sheet of O2Diesel at June 30, 2003 has been prepared as if the Transaction had been completed on January 1, 2002. The pro forma statements of operations for the year ended December 31, 2002 and the six months ended June 30, 2003 have been prepared as if the Transaction had been consummated on January 1, 2002.

In management’s opinion, all material adjustments to reflect the effects of the Transaction have been made. The unaudited pro forma financial statements are not necessarily indicative of the actual financial position at June 30, 2003, or the actual results of operations of O2Diesel had the Transaction occurred on January 1, 2002, nor are they necessarily indicative of the future financial position or results of future operations.

These pro forma financial statements are based on and should be read in conjunction with the audited historical financial statements and the related notes thereto of O2Diesel and AAE included herein.

2. Pro Forma Adjustments and Assumptions:

A.	Cash proceeds of the financing, less related Transaction costs, have been recorded as of January 1, 2002.

B.	Cash proceeds from exercise of AAE share options have been recorded as of January 1, 2002.

C.	All funded debt, including accrued interest, has been paid as of January 1, 2002.

D.	Interest expense on funded debt for the year ended December 31, 2002 and the six months ended June 30, 2003 has been eliminated. Interest income has been computed on excess cash from January 1, 2002.

E.	Salary expense, related benefits and director’s remuneration have been increased to reflect the cost of additional personnel from January 1, 2002.

F.	Certain General and administrative costs of O2Diesel have been eliminated for the year ended December 31, 2002 and the six months ended June 30, 2003.

Earnings per share and net book value per share was computed based on the historical financial statement numbers for each company using the weighted number of shares outstanding for each company as of June 30, 2003, and assuming no Transaction. Pro-forma net book value and earnings per share were computed based on the average number of shares outstanding as of June 30, 2003.